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                                                                    EXHIBIT 23.2

                          CONSENT OF ERNST & YOUNG LLP

     We consent to the reference to our firm under the captions "Experts" and "Summary -- MWC Holdings, Inc. Selected Historical Consolidated Financial Information" and to the use of our report dated February 23, 1996, except for Note O, as to which the date is March 28, 1996, with respect to the financial statements of MWC Holdings, Inc. included in the Registration Statement (Form S-4) and the related Prospectus of Hayes Wheels International, Inc. for the registration of 11,611,300 shares of common stock of Hayes Wheels International, Inc. and 1,150,000 warrants to purchase shares of common stock.

                                          /s/ ERNST & YOUNG LLP

Detroit, Michigan
May 31, 1996